UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported:  March 13, 2019

General Moly, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32986	91-0232000
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

1726 Cole Blvd., Suite 115
Lakewood, CO 80401
(Address of principal executive offices, including zip code)

(303) 928-8599
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company         ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01                   Other Events

On March 13, 2019, General Moly, Inc. (the “Company”) issued a press release announcing that it has retained XMS Capital Partners, Headwall Partners, and Odinbrook Global Advisors (collectively, the “Advisors”), as financial advisors to assist the Board and management with evaluating and recommending strategic alternatives, which may include the sourcing of potential incremental capital financing, sale of interest(s) in the assets of the Company or the Company, or restructuring of the convertible debt issued in a December 2014 private placement, which matures in December 2019.

The Company also announced that members of management of the Company, led by Chief Executive Officer Bruce D. Hansen, have agreed in principle with the Audit Committee of the Company’s Board of Directors to provide interim incremental liquidity to the Company through a private placement purchase of up to $900,000 of convertible preferred shares of the Company with a 5% annual dividend.  The convertible preferred shares will be priced at $100.00 per share, and will be convertible at any time at the holder’s discretion into 370.37 shares of common stock.  The conversion price of $0.27 per common share is equal to the closing price of the Company’s common stock on the day before the announcement of the agreement in principle. The transaction, which is anticipated to close by the end of March 2019, is subject to the execution of a definitive purchase agreement and approval by the disinterested members of the Board of Directors.

A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01     Financial Statements and Exhibits

(d)        Exhibits

Exhibit No.	Description

99.1	Press Release of General Moly, Inc. dated March 13, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MOLY, INC.

Dated: March 15, 2019	By:	/s/ Amanda Corrion
Amanda Corrion
Principal Accounting Officer